Exhibit 21


SUBSIDIARIES OF THE VALSPAR CORPORATION


The following are subsidiaries of The Valspar Corporation. Where the name of the subsidiary includes the "Valspar" name, that subsidiary does business under the Valspar corporate name:

                                                         State of Incorporation
                                                         ----------------------

   Engineered Polymer Solutions, Inc.                          Delaware
   Plasti-Kote Co., Inc.                                       Ohio
   Valspar Coatings Finance Corporation                        Minnesota
   Valspar Finance Corporation                                 Minnesota
   Valspar Inc.                                                Canada
   Valspar Refinish, Inc.                                      Mississippi
   Valspar Sourcing, Inc.                                      Minnesota
   The Valspar (Australia) Corporation Pty Limited             Australia
   The Valspar (France) Corporation, S.A.                      France
   The Valspar (France) Corporation, S.A.S.                    France
   Valspar Industries GmbH                                     Germany
   The Valspar (Germany) GmbH                                  Germany
   The Valspar (H.K.) Corporation Limited                      Hong Kong
   Valspar Mexicana, S.A. de C.V.                              Mexico
   Valspar Rock Co., Ltd.                                      Japan
   The Valspar (Singapore) Corporation Pte Ltd                 Singapore
   The Valspar (South Africa) Corporation (Pty) Ltd.           South Africa
   The Valspar (UK) Corporation, Limited                       United Kingdom
   The Valspar (Vernicolor) Corporation AG                     Switzerland

Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.